Exhibit (b)(3)

First Amended and Restated Loan Agreement

This First Amended and Restated Loan Agreement (the “Agreement”), dated as of the 11th day of April, 2014 (the “Date Hereof”), by and between UDF IV Finance VI, L.P., a Delaware limited partnership (the "Borrower"), United Development Funding III, LP, a Delaware limited partnership (“UDF III”), United Development Funding IV, a real estate investment trust organized under the laws of the State of Maryland (UDF IV) [“UDF III, and UDF IV are referred to herein individually as a “Guarantor,” and collectively as the “Guarantors”], and Community Trust Bank (the "Bank").

WITNESSETH:

BACKGROUND. Borrower is in the business of originating and purchasing loans from financial institutions evidenced by mortgage notes secured by first and prior liens on finished single family residential lots located within the State of Texas that are under contract to be sold to third party home builders unaffiliated with Borrower (collectively called the "Mortgage Paper"). On or about August 19, 2013, Bank extended to Borrower a revolving line of credit loan in the aggregate principal amount of $25,000,000.00 (the “Original Loan”) as more particularly set forth in that certain Loan Agreement of even date therewith by and between Bank, Borrower, and Guarantors (the “Original Loan Agreement”).

Borrower and Guarantors have requested Bank to decrease the amount available for advance under the Original Loan by $10,000,000.00 so as to decrease the aggregate principal available for advance under the Original Loan to Fifteen Million and No/100 Dollars ($15,000,000.00) (the “Loan”) to fund all or part of the purchase price of the loans evidenced by the Mortgage Paper. The parties wish to restate and amend the terms of the Original Loan and the Loan Agreement executed in connection with the Original Loan as hereinafter set forth. Bank is willing to advance the Loan upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises herein contained, and each intending to be legally bound hereby, the parties agree as follows:

Section I: The Loan

1.01 Disbursement of the Loan. Subject to the terms hereof, Bank will credit the proceeds of the Loan advanced from time to time to Borrower's deposit account with Bank or, at Bank's discretion, to other depository accounts designated by Borrower.

1.02 General Terms. Subject to the terms hereof and the Note (defined below), Bank will lend to Borrower, from time to time during the period beginning on the Date Hereof and ending on the earlier of (i) the occurrence of an Event of Default (defined below), or (ii) August 19, 2015 (such earlier date is referred to herein as the “Draw Period Expiration Date”), such sums as Borrower may request by draw ("Draw") request to Bank; provided, however, the amount of each requested Draw must be in a minimum of $5,000,000.00 increments . Each request for a Draw shall be received by Bank not less than one (1) banking day before Bank is requested to fund such Draw. The total of all Draws funded under this Agreement shall not exceed, in the aggregate principal amount at any one time outstanding, an amount equal to the lesser of (x) $15,000,000.00, or (y) the Borrowing Base, as defined in Section 1.06 herein below (such lesser amount being referred to herein as the "Loan Commitment"). Borrower may borrow, repay without penalty or premium and reborrow hereunder, from the Date Hereof until the Draw Period Expiration Date, up to amount of the Loan Commitment. It is the intention of the parties that the outstanding principal amount of the Loan shall at no time exceed the amount of the then existing Loan Commitment, and if, at any time, an excess shall for any reason exist, the full amount of such excess, together with accrued and unpaid interest thereon as herein provided, shall be immediately due and payable in full to Bank within five (5) days after demand for same is sent to Borrower. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THE LOAN DOCUMENTS, BANK SHALL HAVE NO OBLIGATION TO MAKE ANY ADVANCES OF PRINCIPAL UNDER THE LOAN AFTER THE DRAW PERIOD EXPIRATION DATE, ALTHOUGH BANK RESERVES THE RIGHT TO DO SO, IF BANK DEEMS IT NECESSARY TO ADVANCE PRINCIPAL IN ORDER TO PRESERVE THE MORTGAGE PAPER, THE COLLATERAL, AND THE CASH COLLATERAL OR ENFORCE ITS RIGHTS UNDER THE LOAN DOCUMENTS. As used herein the term “Loan Documents” means this Agreement, the documents described in Section 2.01 below, and all agreements, notes, guaranties, assignments, security agreements, instruments, affidavits, certificates, and other documents evidencing, securing or otherwise furnished by Bank in connection with the Loan, and any future amendments hereto or thereto.

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1.03  Draws. Draws will be submitted not more frequently than monthly on forms acceptable to Bank. No Draw will be funded if an Event of Default (defined below) has occurred, or if, in Bank’s reasonable commercial judgment, any Event of Default (defined below) by Borrower or Guarantors is threatened. Borrower shall not submit requests for Draws on or after the Draw Period Expiration Date.

1.04  The Note. The Loan shall be evidenced by a Revolving Line of Credit Promissory Note (Renewal) (the "Note"), having a stated maturity on August 19, 2015, with a face amount of $15,000,000.00, executed by Borrower and payable to the order of Bank.

1.05  The Origination and/or Commitment Fees. Bank is not charging an origination fee or commitment fee in connection with the Loan.

1.06  Borrowing Base. The Borrowing Base (as that term is used herein) shall be an amount equal to the lesser of (i) one hundred percent (100%) of the purchase price to be paid by Borrower for the purchase of the Eligible Mortgage Paper, less any principal reductions on such Eligible Mortgage Paper that may be made from time to time, (ii) one hundred percent (100%) of the outstanding principal balance of the Eligible Mortgage Paper, (iii) eighty-five percent (85%) of the appraised value of the Mortgaged Property (hereinafter defined) that secures the Eligible Mortgage Paper, as determined by Bank in its sole discretion from time to time (the “Appraised Value”), or (iv) $15,000,000.00. Borrower and Guarantors acknowledge and agree that the portion of the Borrowing Base which was calculated based on the Appraised Value may change from time to time as Bank may determine in its sole discretion (i) due to changes in the appraised value of the Mortgaged Property as set forth in any appraisal obtained by Bank pursuant to its re-appraisal rights contained in Section 4.01(BB) of this Agreement, or (ii) as the lien of the Mortgage (as defined in Section 3.10(B) of this Agreement) against the Mortgaged Property is released or partially released from time to time. Accordingly, if the lien of a Mortgage is partially released from portions of the Mortgaged Property, the Borrowing Base may be adjusted by Bank based on the Appraised Value of the remaining Mortgaged Property which is still subject to the lien of the Mortgage. Or, if the value of the Mortgaged Property fluctuates based on updated appraisals, the Borrowing Base may be adjusted by Bank based on the current Appraised Value. Borrower and Guarantors further agree that any appraisals of the Mortgaged Property must be performed by appraisers that are acceptable to Bank and such appraisals must be satisfactory to Bank in all respects and such appraisals shall be performed at the expense of Borrower. Bank agrees to give Borrower notice of Bank’s intent to conduct a new appraisal of the Mortgaged Property, and such notice will give Borrower an opportunity to submit to Bank information that is relevant to the value of the Mortgaged Property. Borrower agrees that Bank is not obligated to consider the information provided by Borrower related to the value of the Mortgaged Property. If, at any time, the re-calculation of the Borrowing Base based upon the Appraised Value results in the outstanding principal amount of the Loan exceeding the then existing Loan Commitment, Borrower agrees to (i) immediately pay to Bank the full amount of such excess, together with accrued and unpaid interest thereon as herein provided, or (ii) immediately pledge additional Mortgage Paper that meets the criteria for inclusion in the Borrowing Base as collateral for the Loan in order to bring the Loan back into compliance with the Borrowing Base, at that time. Borrower’s failure to either (i) immediately pay to Bank the full amount of such excess, or (ii) pledge additional Mortgage Paper that meets the criteria for inclusion in the Borrowing Base as collateral for the Loan in order to bring the Loan back into compliance with the Borrowing Base, shall constitute an Event of Default hereunder. Notwithstanding anything contained in this Section 1.06 to the contrary, Bank agrees to obtain a new appraisal of each Mortgaged Property securing an item of Mortgage Paper that is pledged to secure the Loan no more frequently than once in any twelve (12) month period. Borrower agrees that the limitation on appraisals set forth in the foregoing sentence shall only apply to each individual Mortgaged Property described in items of Mortgage Paper that are pledged to secure the Loan. Accordingly, Bank may obtain more than one appraisal in any twelve month period as a result of more than one Mortgaged Property being encumbered by items of Mortgage Paper that are pledged to secure the Loan at any given time.

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For purposes hereof, the term "Eligible Mortgage Paper" shall mean Mortgage Paper pledged to Bank by Borrower that is not more than sixty (60) days past due and is secured by a first and prior deed of trust lien encumbering fee simple title to finished single family residential lots located within the State of Texas that are under contract to be sold to third party home builders unaffiliated with Borrower (the “Mortgaged Property”). Eligible Mortgage Paper shall not include (and which shall be excluded for calculating and determining the Borrowing Base) any Mortgage Paper which (a) is more than sixty (60) days past due, (b) is secured by any property type other than finished single family residential lots located within the State of Texas that are under contract to be sold to third party home builders unaffiliated with Borrower, (c) is secured by property located outside of the State of Texas, (d) the outstanding principal balance, payment terms, or collateral securing the Mortgage Paper is modified, (e) consists of an installment contract for deed, (f) is secured by properties that have ad valorem taxes or other assessments due and owing against the them that are delinquent, (g) the loan to value ratio of the Mortgage Paper exceeds one hundred percent (100%) of the purchase price to be paid by Borrower for the purchase of such Mortgage Paper, or (h) that has been released by Bank or is otherwise no longer enforceable by Bank. Borrower shall remove any Eligible Mortgage Paper that does not satisfy the criteria for inclusion in the Borrowing Base as set forth above, and shall either immediately (i) pay down the Loan as needed to bring the Loan into compliance with the Borrowing Base, or (ii) replace such Eligible Mortgage Paper with a pledge of new Mortgage Paper that meets the criteria for inclusion in the Borrowing Base as needed to bring the Loan back into compliance with the Borrowing Base. Such pay down of the Loan or replenishment of Mortgage Paper shall be accomplished by Borrower promptly without notice from Bank to do so. Borrower shall submit to Bank a Borrowing Base Certificate on a monthly basis as set forth in Section 7.01 of this Agreement (the “Borrowing Base Certificate”). If the reconciliation shown in the Borrowing Base Certificate shows that the outstanding principal balance of the Note exceeds the Borrowing Base, Borrower shall either (i) immediately pay down the Loan and the Note to the available amount, i.e. the Loan Commitment, in order to bring the Loan back into compliance with the Borrowing Base, or (ii) pledge additional Mortgage Paper that meets the criteria for inclusion in the Borrowing Base as collateral for the Loan in order to bring the Loan back into compliance with the Borrowing Base, at that time. If the Borrowing Base exceeds the outstanding principal balance of the Note and Borrower fails to immediately either (i) reduce the outstanding principal balance of the Note to bring it into compliance with the Borrowing Base, or (ii) pledge additional Mortgage Paper that meets the criteria for inclusion in the Borrowing Base as collateral for the Loan in order to bring the Loan back into compliance with the Borrowing Base, such failure shall constitute an Event of Default hereunder entitling Bank to exercise any and all rights and remedies as provided for herein and under the other Loan Documents.

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1.07  Mortgage Paper Tracking. In order to induce Bank to enter into this Agreement, Borrower has represented to Bank that Borrower will promptly furnish Bank with all information needed/requested by Bank from time to time to track each item of Mortgage Paper that is pledged to Bank ("Item"), viz. each first lien note and first lien securing the payment of such first lien note pledged to Bank in order to independently determine its currency, and to remain assured that no Item of Eligible Mortgage Paper considered in the Borrowing Base does not comply with the criteria for inclusion in the Borrowing Base as set forth above. In addition, Borrower will certify in writing to Bank from time to time as and when requested by Bank that the Eligible Mortgage Paper included in the calculation of the Borrowing Base meets the criteria set forth in Section 1.06 of this Agreement for inclusion in the Borrowing Base.

1.08  Interest Rate and Payments of Interest.

(A)    Except as otherwise provided under §1.08(B), interest on the principal balance of the Loan from time to time outstanding will be payable in monthly installments (as set forth in the Note) at an interest rate prior to maturity equal to the greater of (i) a floating rate of one percentage point (1%) above The Wall Street Journal Prime Rate per annum based on a 360 day year and the actual number of days elapsed, or (ii) a floor interest rate of four and one-fourth percent (4.25%) per annum based on a 360 day year and the actual number of days elapsed (the greater interest rate is referred to herein as the “Applicable Interest Rate”). All past due principal and interest shall bear interest at a rate per annum which is equal to the highest lawful rate from maturity until paid. Notwithstanding the foregoing provisions concerning the rate at which interest accrues on the outstanding principal balance of the Note, at no time shall the Applicable Rate exceed the highest lawful rate of interest that may be charged, received or contracted for under any applicable law. Accordingly, if at any time the Applicable Interest Rate exceeds the highest lawful rate, the rate of interest to accrue on the Note shall be limited to the highest lawful rate, but if thereafter the Applicable Interest Rate is less than the highest lawful rate, the rate of interest to accrue on the Note shall be the highest lawful rate until the total amount of interest accrued on the Note equals the amount of interest which would have accrued if the Applicable Interest Rate had at all times been in effect.

(B)   It is the intention of the parties hereto to comply with all usury laws applicable to the Loan. Accordingly, it is agreed that notwithstanding any provision contained in this Agreement or contained in any of the other Loan Documents executed in connection with the Loan to the contrary, no such provision shall require the payment or permit the collection of interest in excess of the maximum amount permitted by law. If any excess interest is provided for, contracted for, charged for or received, then the provisions of this paragraph shall govern and control and neither Borrower hereof nor any other party liable for the payment thereof shall be obligated to pay the amount of such excess interest. Any such excess interest which may have been collected shall be, at Bank's option, either applied as a credit against the then unpaid amount hereof or refunded to Borrower. The effective rate of interest shall be automatically subject to reduction to the maximum lawful contract rate allowed under the usury laws as now or hereafter construed. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged for, or received under this Agreement which are made for the purposes of determining whether such rate exceeds the maximum lawful rate, shall be made, to the extent permitted by law, by amortizing, prorating, allocating and spreading in equal parts during the full stated term of the Loan, all interest contracted for, charged for or received from Borrower or otherwise by Bank.

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1.09   Payment to Bank. All sums payable to Bank hereunder, pursuant to the Note and pursuant to the other Loan Documents shall be paid directly to Bank in immediately available funds. Bank may send Borrower statements of all amounts due hereunder, which statements shall be considered correct and conclusively binding on Borrower unless Borrower notifies Bank of any statement that it deems to be incorrect within thirty (30) days of the date such statement is sent to Borrower. Alternatively, upon the occurrence of an Event of Default, Bank may, at its sole discretion, charge against any deposit account of Borrower all or any part of any amount due hereunder or under the other Loan Documents.

1.10   Audit of Mortgage Paper. Borrower shall permit representatives of Bank, including independent auditors, collateral verification agents, attorneys and any other parties from time to time to audit and inspect Borrower's property, including Borrower's books and records, make photocopies thereof, and record information relating thereto, and Borrower shall reimburse Bank upon demand for the fees, costs and expenses of such audits and inspections. As long as no Event of Default has occurred, Bank agrees to audit and inspect Borrower’s property no more frequently than once in any twelve (12) month period. Upon the occurrence of an Event of Default, Bank shall have the right to audit and inspect Borrower’s property more frequently than once in any twelve (12) month period.

1.11 Servicing Rights. Borrower covenants that the servicing rights to the Mortgage Paper pledged to Bank will not be sold or assigned and that Bank will have control of such rights, as more particularly set forth in Section 3.04 of this Agreement.

1.12 Guaranties. Guarantors shall guarantee the payment and performance of the Obligations (as defined below) of Borrower to Bank by executing and delivering to Bank the Guaranties (as defined below).

1.13 Cash Collateral. As long as the Obligations (defined below) or any part thereof are outstanding or Bank has any commitment hereunder, Borrower shall deposit and maintain in accounts established with Bank (collectively, the “Accounts”) and pledged to secure the Loan an amount equal to or greater than forty percent (40%) of the outstanding balance of the Note after giving effect to all Draws funded hereunder (the “Cash Collateral”). Borrower shall execute and deliver to Bank all documents that are necessary to assign the Accounts to Bank as collateral for the Loan, including, without limitation, executing and delivering to Bank the Assignment of Account Agreement attached hereto as Exhibit “H”.

1.14 Unused Fee. On December 31, March 31, June 30, and September 30 of each year during the term of the Loan, beginning June 30, 2014, Borrower shall pay to Bank the Unused Commitment Fee. The Unused Commitment Fee shall be payable in arrears on the last day of each calendar quarter. For purposes of this paragraph:

-          (a) the term Unused Commitment Fee means an amount equal to the Unused Commitment Fee Rate times the difference between the Commitment and Total Average Outstandings applicable to such calendar quarter;

-          (b) the term “Unused Commitment Fee Rate” means one-fourth of a percentage point (.25%) per annum based on a 360 day year;

-          (c) the term “Commitment” means $15,000,000.00; and

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-          (d) the term “Total Average Outstandings” means the total sum of the outstanding principal balances of the Note in existence each day during the applicable calendar quarter divided by the number of days during such calendar quarter.

Section II. Conditions Precedent

In addition to the provisions set forth in Section 3.10 below, the obligation of Bank to make any advance on the Loan is subject to the following conditions precedent:

2.01     Documents Required for the Closing. Borrower shall have delivered to Bank, prior to the initial disbursement of any Loan amounts (the "Closing"), the following all in form, substance and content satisfactory to Bank and its counsel:

(A)	An opinion letter executed by Hallett & Perrin, P.C.;

(B)	The duly executed Note, (Exhibit "A"), having a stated maturity on August 19, 2015, with a face amount of $15,000,000.00, executed by Borrower and payable to the order of Bank;

(C)	The duly executed Guaranty Agreements (Exhibits "B" and “C”) ("Guaranties"), in form acceptable to Bank signed by Guarantors, together with each Guarantor’s current financial statement as set forth in Section 2.01(E) below;

(D)	Borrower's current financial statements (the "Borrower Financial Statements") reviewed by its certified public accountant, which shall be satisfactory in form/content to Bank;

(E)	Guarantors’ current financial statement (the “Guarantor Financial Statements”) reviewed by their certified public accountant, which shall be satisfactory in form/content and substance to Bank (Borrower Financial Statements and Guarantor Financial Statements are collectively referred to herein as the “Financial Statements”);

(F)	Collateral Assignment of Notes and Liens and Security Agreement (Exhibit "D") ("Assignment"), duly executed by Borrower in favor of Bank, encumbering the Mortgage Paper, acceptable to Bank, including physical possession of the promissory notes endorsed to Bank and Financing Statements mentioned in Section III;

(G)	Amendment to Collateral Assignments of Loan Documents (Exhibit “E”), duly executed by Borrower;

(H)	UCC-1 (Exhibit “F”) Financing Statement, duly executed by Borrower, evidencing Bank’s security interest in the Mortgage Paper;

(I)          Security Agreement (Exhibit “G”) (“Security Agreement”), duly executed by Borrower in favor of Bank, encumbering the assets of Borrower more particularly described therein (the “Collateral”);

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(J) UCC-1 (Exhibit “H”) Financing Statement, duly executed by Borrower, evidencing Bank’s security interest in the Collateral;

(K) Assignment of Account Agreement, duly executed by Borrower in favor of Bank, assigning the Accounts to Bank to secure the Loan (Exhibit “I”);

(L)	Unanimous Written Consent of the Partners of Borrower (Exhibit "J"), authorizing the execution, delivery, and performance of this Agreement, the Note, and all other documents to be delivered pursuant hereto at such time;

(M)	Unanimous Written Consent of the Members and Managers of UDF IV Finance VI Manager, LLC (Exhibit “K”), authorizing the execution, delivery, and performance of this Agreement, the Note, and all other documents to be delivered pursuant hereto at such time;

(N)	Written Consent of the General Partner of United Development Funding III, L.P. (Exhibit "L"), authorizing the execution, delivery, and performance of this Agreement and all other documents to be delivered pursuant hereto at such time;

(O)	Unanimous Written Consent of the Board of Directors of UMTH Land Development, L.P. (Exhibit "M"), authorizing the execution, delivery, and performance of this Agreement, the Note, and all other documents to be delivered pursuant hereto at such time;

(P)	Unanimous Written Consent of the Board of Directors of UMT Services, Inc. (Exhibit "N"), authorizing the execution, delivery, and performance of this Agreement, the Note, and all other documents to be delivered pursuant hereto at such time;

(Q)	Unanimous Written Consent of the Board of Trustees of United Development Funding IV (Exhibit "O"), authorizing the execution, delivery, and performance of this Agreement, and all other documents to be delivered pursuant hereto at such time;

(R)      Statute of Frauds Notice (Exhibit “P”) duly executed by Bank, Borrower and Guarantors;

(S)      Errors and Omissions Letter (Exhibit “Q”) duly executed by Borrower and Guarantors; and

(T)      A UCC search report from the Secretary of State of Texas and the Secretary of State of Delaware revealing no conflicting security interests in the Mortgage Paper, the Collateral, or the Cash Collateral other than as expressly permitted by Bank in its sole and absolute discretion.

The documents described above and all agreements, notes, guaranties, assignments, security agreements, instruments, affidavits, certificates, and other documents evidencing, securing or otherwise furnished by Bank in connection with the Loan, including this Agreement, are collectively referred to herein as the "Loan Documents".

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Section III. Security Agreement; Advances

3.01  Grant of Security Interest. As collateral security for the payment and performance of the Note and any and all other liabilities, obligations and indebtedness of Borrower owed to Bank, direct or contingent, of any nature whatsoever, including both purchase money and non-purchase money transactions, and whether now existing or hereafter arising under this Agreement or the other Loan Documents (collectively the"Obligations"), Borrower hereby grants to Bank a continuing security interest in the following as collateral security for the payment and performance of the Obligations, wherever the following is located and whether the following is now owned or existing or is owned, acquired, or arises hereafter, including, without limitation, acquisition by contract or by operation of law (all terms used in this Section 3.01 which are defined in the Uniform Commercial Code shall have the meanings given to such terms in the Uniform Commercial Code as adopted in the statutes of the State of Texas): (i) all right, title and interest of Borrower in and to the promissory notes constituting the Mortgage Paper; (ii) all right, title and interest of Borrower in and to each and every deed of trust, installment contract for deed, mortgage, guarantee, loan document, title policy, insurance policy, or any other right ancillary to or securing or relating to the promissory notes constituting the Mortgage Paper; (iii) all accounts and receivables of Borrower arising out of or relating to the Mortgage Paper; (iv) all general intangibles of Borrower relating to or arising out of the Mortgage Paper; (v) all of the rights of Borrower to the payment of money, including, without limitation, tax refund and insurance proceeds, relating to the Mortgage Paper or the real properties securing same; (vi) all files, records, books, ledger cards (including without limitation, computer programs, tapes and related electronic data processing software) and writings of Borrower in which it has an interest in any way relating to the Mortgage Paper; (vii) all other personal property of Borrower of any kind or type whatsoever relating to the Mortgage Paper; (viii) the Collateral; (ix) the Cash Collateral, and (x) all additions, substitutions, replacements, proceeds and products of each of the foregoing described in this Section 3.01.

3.02  Power of Attorney. Borrower hereby designates and/or appoints Bank and each of its designees or agents as attorney-in-fact of Borrower, irrevocably and with power of substitution, with authority to take any or all of the following actions: (i) with respect to any Mortgage Paper, demand, collect, receive, settle, compromise, adjust, foreclose and resell and/or give discharges and releases, all as Bank may determine; (ii) commence and prosecute any actions in any court for the purposes of collecting amounts owed on Mortgage Paper and enforcing any other rights in respect thereof; (iii) defend, settle or compromise any action brought and, in connection therewith, give such discharge or release as Bank may deem appropriate; (iv) receive, open and dispose of mail addressed to Borrower and endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment made on account of or funds paid relating to Mortgage Paper on behalf of and in the name of Borrower; (v) sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any Mortgage Paper as fully and completely as though Bank were the absolute owner thereof for all purposes; (vi) adjust and settle claims under any insurance policy related thereto;(vii) execute financing statements or amendments thereto or any other documents or writing deemed necessary by Bank to evidence or perfect Bank's security interest in the Mortgage Paper, the Collateral, and the Cash Collateral; provided that Bank agrees to furnish copy of any document executed hereunder to Borrower, as applicable, upon request; and (viii) enter on the premises of Borrower in order to exercise any of Bank's rights and remedies. The appointment of Bank as attorney-in-fact is coupled with an interest and is irrevocable. Bank agrees not to exercise the rights granted in this Section 3.02 until after the occurrence of an Event of Default.

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3.03   No Duty of Bank. Bank shall have no duty as to the collection or protection of the Mortgage Paper nor as to the preservation of any rights pertaining thereto. Borrower hereby releases Bank from any claims, causes of action and demands at any time arising out of the Mortgage Paper and its use and/or any actions taken by Bank with respect thereto, and Borrower hereby agrees to indemnify Bank and to hold Bank harmless from any and all such claims, causes of action and demands, except for such claims, causes of action and demands arising from Bank’s gross negligence or willful misconduct.

3.04   Collection of Mortgage Paper. Prior to Bank exercising its right to collect the Mortgage Paper pledged to Bank as provided for in this Section 3.04, Borrower shall have a revocable license to diligently collect all payments due under such Mortgage Paper on behalf of Bank; provided, however, that upon the occurrence of an Event of Default Borrower’s license to collect such payments shall immediately terminate, and all such payments shall be delivered directly to Bank. Furthermore, upon termination of Borrower’s license to collect all payments due under the Mortgage Paper pledged to Bank, Borrower shall, at the request of Bank, notify the account debtors of such Mortgage Paper as provided for in this Agreement and direct such account debtors to make all such payments directly to Bank. Bank itself may at any time after the termination of Borrower’s license to collect payments due under any Mortgage Paper pledged to Bank, so notify the account debtors and/or collect payments due under such Mortgage Paper.

3.05   Perfection and Protection of Liens and Security Interest. Borrower will from time to time deliver to Bank any financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by Borrower in form and substance satisfactory to Bank for the purpose of perfecting, confirming, or protecting Bank's security interest and other rights in the Mortgage Paper, the Collateral, and the Cash Collateral.

3.06   Notice of Assignment. All Mortgage Paper pledged to Bank and all promissory notes, instruments, documents and other agreements entered into by Borrower and covering any of the use or proceeds of Mortgage Paper pledged to Bank shall contain (by way of stamp or other means satisfactory to Bank) the following language: "PAY TO THE ORDER OF COMMUNITY TRUST BANK, WITH FULL RECOURSE".

3.07   Rights in Property Held by Bank. As further security for the prompt satisfaction of all Obligations, Borrower hereby assigns, transfers, and sets over to Bank all of its right, title, and interest in and to, and grants Bank a lien on and a security interest in, all amounts that may be owing, from time to time, by Bank to Borrower in any capacity, including, but without limitation, any deposit or other account with Bank, which lien and security interest shall be independent of, and in addition to, any right of set-off that Bank has hereunder or otherwise, excluding escrow accounts. Bank is hereby granted full rights of set off against the accounts of Borrower upon the occurrence of an Event of Default, without notice to Borrower.

3.08   Priority of Liens. The foregoing liens and security interest in favor of Bank shall be first and prior liens and security interests.

3.09   Financing Statements, Assignments and Deeds of Trust.

(A)      Borrower will:

(1)	Join with Bank in executing such financing statements (including amendments thereto and continuation statements thereof), assignments and any other collateral documents in form satisfactory to Bank as Bank, from time to time, may specify;

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(2)	Pay, or reimburse Bank for paying, all costs and taxes of filing or recording the same in such public offices as Bank may designate; and

(3)	Take such other steps as Bank, from time to time, may direct to perfect, to the satisfaction of Bank, Bank's interest in the Mortgage Paper, the Collateral, and the Cash Collateral.

3.10     Mortgage Paper Draw Agreements. No Draw will be submitted, processed or approved and Bank shall have no obligation to make any advance of principal under the Note, until all of the following special conditions relating to the Draw have been satisfied to Bank’s satisfaction:

(A)     Bank has approved the form/content of any and all Mortgage Paper to be pledged to Bank;

(B)     such Mortgage Paper has been assigned to Bank as follows:

(1)	Borrower has executed a Collateral Assignment of Loan Documents (Exhibit “R”) for each County in which the Mortgaged Property described in the Mortgage Paper is located, assigning the Mortgage Paper to Bank;

(2)     the original promissory notes evidencing the indebtedness have been delivered and endorsed by Borrower to Bank with full recourse against Borrower with such endorsement being evidenced by an Allonge (Exhibit “S”) affixed to each promissory note, and executed by Borrower in form/content acceptable to Bank; and

(3)     the deeds of trust (collectively the"Mortgages") securing payment of such Mortgage Paper have been transferred to Bank.

(C)	Borrower has executed and delivered a Request for Advance (Exhibit "T") and a Borrowing Base Certificate (Exhibit "U") in form/content acceptable to Bank;

(D)	Borrower has executed and delivered an Estoppel Certificate and Agreement (Exhibit “V”) in form/content acceptable to Bank for each Mortgage Paper pledged to Bank;

(E)        Borrower has executed and delivered a Notice Letter (Exhibit “W”) in form/content acceptable to Bank for each Mortgage Paper pledged to Bank to be held by Bank until the license granted to Borrower in Section 3.04 of this Agreement is terminated;

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(F)	evidence that each of the Mortgages is an insured first lien has been delivered to Bank (including the commitment for the mortgage title insurance policies binders, the pro forma mortgage title insurance policies, or the original mortgage title insurance policies together with such endorsements as Bank may deem necessary showing Borrower as the fee simple owner of the property, free and clear of liens) for each Mortgage Paper pledged to Bank;

(G)        the Mortgaged Property has been insured against loss by fire and other casualty and general public liability in such amounts as Bank may require and Bank is shown as a loss payee and additional insured in such policies, as its interests may appear;

(H)        appraisals relating to the Mortgaged Property, and, if Bank rejects any such appraisals for any reason, in its sole discretion, Borrower shall obtain a current appraisal of any such property, which is deemed satisfactory by Bank;

(I)        Borrower has submitted to Bank a Phase I Environmental Report for the Mortgaged Property and such other evidence of the environmental safety and soundness as Bank may request from time to time regarding any of the Mortgaged Property;

(J)	evidence acceptable to Bank is provided establishing that no Mortgage Paper pledged to Bank does not meet the criteria for inclusion in the Borrowing Base, and that the outstanding principal balance of the Loan does not exceed the Borrowing Base;

(K)        No Event of Default has occurred hereunder;

(L)        evidence acceptable to Bank that the seller of the Mortgage Paper to Borrower represented to Borrower that (i) such seller was the current owner and holder of the Mortgage Paper at the time such Mortgage Paper was sold to Borrower, (ii) such seller had the requisite authority to transfer and assign the Mortgage Paper to Borrower, (iii) the Mortgage Paper was not in default, and (iv) the current outstanding balance of the Mortgage Paper;

(M)       flood certification of each of the real properties described in each of the Mortgages, certifying that no portion of such real property lies within the 100-year flood plain;

(N)        the plot plans of the real properties described in each of the Mortgages;

(O)        Borrower shall be in compliance with Cash Collateral covenant contained in Section 1.13 above;

(P)        Borrower shall be and will remain in compliance with the Borrowing Base before and after the Draw request is funded; and

(Q)        such additional documents, instruments and information as Bank may request.

First Amended and Restated Loan Agreement - Page - 11

3.11   Reservation of Right Not to Make an Advance. Notwithstanding anything contained in the foregoing to the contrary, Bank reserves the right to refuse to make an advance if Bank determines in its sole discretion, that the Mortgage Paper pledged to Bank does not satisfy the requirements of this Article 3 or does not otherwise conform to Bank's underwriting requirements for this Loan.

3.12   Real Property Described in the Mortgage Paper. Bank does not make any warranties or representations, expressed or implied with respect to the Mortgage Paper pledged to Bank or the real property securing such Mortgage Paper or its quality, marketability fitness, suitability, or condition; and, Borrower agrees that, except for claims, losses, damages, liabilities and expenses of any kind arising from Bank’s gross negligence or willful misconduct, Bank is not responsible for (and Borrower indemnifies Bank against) any claim, loss, damage, liability or expense of any kind incurred by Bank arising directly or remotely from such real property and/or Mortgage Paper or any sale, disposition, use, inadequacy, defect or deficiency thereof.

Section IV. Covenants, Representations and Warranties of Borrower and Guarantors

4.01    Agreements. To induce Bank to enter into this Agreement, Borrower and Guarantors jointly and severally represent and warrant to and covenant with Bank as follows:

(A)	Borrower is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. UDF III is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. UDF IV is a real estate investment trust organized under the laws of the State of Maryland.

(B)	Borrower is not directly or indirectly controlled by, or acting on behalf of, any person which is an "Investment Company", within the meaning of the Investment Company Act of 1940, as amended.

(C)	Borrower and Guarantors are not in default with respect to any of their existing indebtedness and the making and performance of this Agreement, the Note, the Guaranties, and the other Loan Documents will not (immediately or with the passage of time, the giving of notice, or both):

(1)	violate the documents of formation or constitution of Borrower or Guarantors, or violate any laws or result in a default under any contract, agreement, or instrument to which Borrower or Guarantors are a party or by which Borrower, Guarantors or their respective properties are bound; or

(2)          result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of Borrower except in favor of Bank.

(D)	Borrower (and Guarantors, to the extent applicable to them) has the power and authority to enter into and perform this Agreement, the Note, and the other Loan Documents, and to incur the obligations herein and therein provided for, and has taken all actions necessary to authorize the execution, delivery, and performance thereof.

First Amended and Restated Loan Agreement - Page - 12

(E)	This Agreement, the Note, and the other Loan Documents are, or when delivered will be, valid, binding and enforceable in accordance with their respective terms.

(F)	Except as otherwise disclosed herein, there is no pending order, notice, claim, litigation, proceeding, or investigation against or affecting Borrower or Guarantors, whether or not covered by insurance, that would or could materially or adversely affect the financial condition or business prospects of Borrower or Guarantors if adversely determined.

(G)	As of the Date Hereof, except for any other indebtedness owed by Borrower to Bank, Borrower has no material indebtedness of any nature, including, but without limitation, liabilities for taxes and any interest or penalties relating thereto, except the extent disclosed in Borrower's financial statement or disclosed in, or permitted by, this Agreement.

(H)	Borrower understands that Borrower only may collect payments due under the Mortgage Paper pledged to Bank for so long as the license granted to Borrower in Section 3.04 of this Agreement is not terminated. All amounts, if any, collected by Borrower represent trust funds which are assigned and belong to Bank and which are to be immediately delivered to Bank upon the termination of the license granted to Borrower in Section 3.04 of this Agreement, and any retention of such funds by Borrower after the termination of such license shall be deemed a conversion by Borrower of Bank's property, ipso facto. Notwithstanding anything in the foregoing to the contrary, Borrower shall not accept any principal prepayments or payoffs of the Mortgage Paper pledged to Bank without Bank’s prior written consent.

(I)	Borrower will take all actions and pay all costs to keep and maintain the validity, enforceability, security, priority and collectability of the Mortgage Paper pledged to Bank, the Collateral, and the Cash Collateral; and will pay all other amounts which may be necessary or desirable to preserve, maintain and protect Bank's interest in the Mortgage Paper, the Collateral, and the Cash Collateral. Borrower will pay or reimburse Bank for all costs incurred by Bank to document, protect and enforce the Loan including legal fees, mortgage title insurance, etc.

(J)	Bank shall have all rights, benefits and remedies provided in the Loan Documents as well as those provided by law or in equity and may (but is not obligated to) perform any act or pay any amount which Borrower is required and fails to pay or perform, as the case may be, at the cost and for the account of Borrower; and, Borrower agrees to reimburse Bank upon demand for any and all such expenditures, together with interest thereon at the highest lawful contract rate together with all cost of collection.

(K)	Borrower and Guarantors will take all necessary action to prevent the occurrence of any default/dispute under any agreement or obligation between Borrower or Guarantors and any other persons or entities in connection with any matter including but not limited to the Mortgage Paper pledged to Bank, the Collateral, the Cash Collateral, or any part thereof.

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(L)	To the best of Borrower's knowledge, no hazardous substances or solid wastes have been disposed of or otherwise released on or to any of the properties described in the Mortgages securing the Mortgage Paper pledged to Bank. The terms "hazardous substance" and "release" shall have the meanings specified in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, ("CERCLA"), and the terms "solid waste" and "disposal" (or "disposed") shall have the meanings specified in the Resource Conservation and Recovery Act 6f 1976, as amended, ("RCRA"); provided, to the extent that the laws of the State of Texas establish a meaning for hazardous substance," "release," "solid waste," or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

(M)	Borrower and Guarantors indemnify Bank against any loss to Bank, including without limitation attorney's fees and costs of site investigation and cleanup, incurred by or imposed on Bank as a result of any use, handling, storage, transportation, or disposal of hazardous or toxic materials on or about any property described in the liens or installment contracts for deed comprising the Mortgage Paper pledged to Bank. This indemnity at the election of Bank shall survive repayment of the Loan and shall continue as long any risk of loss or liability by Bank exists.

(N)	As additional security for the punctual payment and performance of the Note, and as part of the security therefor, Borrower hereby grants to Bank a security interest, and a pledge and assignment of, any and all money, property, deposit accounts, accounts, securities, documents, chattel paper, claims, demands, instruments, items or deposits of Borrower, now held or hereafter coming within Bank's custody or control, including without limitation, all certificates of deposit and other depository accounts. Without prior notice or demand upon Borrower, Bank may exercise its rights granted above at any time when an Event of Default has occurred. Bank's rights and remedies under this paragraph shall be in addition to and cumulative of any other rights or remedies at law and equity including, without limitation, any rights of set-off to which Bank may be entitled.

(O)	Borrower and Guarantors will give immediate written notice to Bank of (1) any default of Borrower or Guarantors hereunder; (2) any litigation or proceeding in which it is a party if any adverse decision therein would require it to pay more than $50,000.00 or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance); (3) the institution of any other suit or proceeding involving it that might materially and adversely affect its operation financial condition, property, or business prospects; and (4) any actual and potential contingent liabilities in accordance with generally accepted accounting principles (“GAAP”). Notwithstanding anything in the foregoing sentence to the contrary, Guarantors shall not be required to provide the information set forth in this Section 4.01(O) to Bank if such information is considered nonpublic information under the regulations of the Securities and Exchange Commission and the disclosure of such nonpublic information would result in a violation of the regulations of the Securities and Exchange Commission.

First Amended and Restated Loan Agreement - Page - 14

(P)	Borrower shall not incur any indebtedness, directly or indirectly, in excess of $1,000,000.00, other than indebtedness owed by Borrower to Bank and trade debt incurred and paid in the ordinary course of Borrower’s business, and Borrower shall not assign, pledge, grant any security interests or liens in or otherwise transfer or encumber any of the Mortgage Paper, the Collateral, or the Cash Collateral, now owned and held or subsequently acquired by Borrower; it being the intent of this provision that although Bank shall not have a direct lien or security interest in the Mortgage Paper which is not or does not become Mortgage Paper pledged to Bank, such unpledged Mortgage Paper shall constitute a secondary source of repayment of the Loan, and the continued availability of such unpledged Mortgage Paper constitutes a material inducement for Bank to make and advance the Loan.

(Q)     UDF IV currently has and shall maintain at all times throughout the term hereof, a minimum Tangible Net Worth of not less than $250,000,000.00, as determined in accordance with the audited financial statements of UDF IV based upon generally accepted accounting principles. The term “Tangible Net Worth” means net worth minus intangible assets as commonly defined under generally accepted accounting principles.

(R)	UDF III currently has and shall maintain at all times throughout the term hereof, a minimum Tangible Net Worth of not less than $250,000,000.00, as determined in accordance with the audited financial statements of UDF III based upon generally accepted accounting principles. The term “Tangible Net Worth” means net worth minus intangible assets as commonly defined under generally accepted accounting principles.”

(S)     Borrower owns clear title to all Mortgage Paper free and clear of any liens or security interests, except for the liens and security interests of Bank. The Mortgage Paper is payable to the order of Borrower prior to endorsement of same to Bank.

(T) Upon the occurrence of an Event of Default Borrower will not will not declare or pay any dividends, distributions, or make any other payment on account of its partnership interests, or redeem, purchase or retire any of its partnership interests, or grant or issue any new equity interests or any warrant, right or option pertaining to its partnership interests, without the prior written consent of Bank.

(U)	Except as permitted in this Agreement, Borrower will not, directly or indirectly, make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase, any stock, bonds, notes, debentures, or other securities of, any third party, except in the ordinary course of Borrower’s business.

(V)	Borrower shall not transfer, sell, lease, assign, or otherwise dispose of any of its assets other than in the ordinary course of its business.

(W)	Borrower shall not (i) change its current management structure without the prior written consent of Bank; (ii) allow, consent or permit any partner of Borrower to sell, assign, transfer, convey, pledge, mortgage, encumber or grant a security interest in any of the partnership interests in Borrower, without the prior written consent of Bank; or (iii) engage in any other business other than the businesses in which Borrower is engaged in as of the Date Hereof.

(X)	Borrower will obtain and maintain casualty and business interruption insurance and such other insurance policies as may be specified by Bank, upon and relating to Borrower’s ordinary course of business, all in such amounts and with such insurance carriers as may be specified by Bank from time to time.

First Amended and Restated Loan Agreement - Page - 15

(Y)	Borrower will keep and maintain full and accurate accounts and records of its operations according to general accounting principles consistently applied.

(Z)	Borrower shall not grant a release or partial release of lien of any Mortgage that constitutes Mortgage Paper pledged to Bank without Bank’s prior written consent, which consent will not be unreasonably withheld or unreasonably delayed. If (i) Bank approves Borrower’s request for a particular partial release of lien, and (ii) Borrower provides to Bank a partial release of lien in form and substance acceptable to Bank, Bank agrees to deliver the executed partial release of lien within two (2) business days after the acceptable partial release of lien form has been provided to Bank. Borrower further agrees that, prior to the occurrence of an Event of Default, proceeds received for a release or partial release of lien of a Mortgage that constitutes Mortgage Paper pledged to Bank (“Release Proceeds”) in an amount equal to the greater of (i) the Draw advanced by Bank to purchase such Mortgage Paper, or (ii) one hundred percent (100%) of the outstanding balance of the Mortgage Paper that is subject to the release or partial release of lien, shall be delivered to Bank to be applied towards the payment of the Obligations. Borrower further agrees that upon the occurrence of an Event of Default one hundred percent (100%) of the Release Proceeds shall be delivered to Bank to be applied towards the payment of the Obligations. Notwithstanding anything contained in this section to the contrary, the parties agree that the mere act of Borrower quoting a payoff to a title company and committing to provide an executed partial release of lien in anticipation of a closing shall not constitute a violation of the covenants contained this Section 4.01(Z).

(AA)	Borrower shall not modify, cancel, enforce, amend, or terminate any Mortgage Paper pledged to Bank without Bank’s prior written consent, which consent will not be unreasonably withheld or unreasonably delayed. Borrower agrees not to modify, cancel, enforce, amend, or terminate any Mortgage Paper pledged to Bank without Bank’s prior written consent, which consent will not be unreasonably withheld or unreasonably delayed.

(BB)	Borrower and Guarantors agree that if at any time Bank reasonably believes the value of the Mortgaged Property has declined, or if for any reason an updated appraisal is required to comply with any banking regulation or other law, Bank may request that an updated appraisal be conducted upon the Mortgaged Property by a qualified appraisal company of Bank’s choosing. The reasonable cost of such appraisal shall be borne by Borrower. Bank may in its sole discretion and without any obligation whatsoever, advance funds under the Loan to pay for the appraisal and such advances shall become part of the Obligations and secured by the Mortgage Paper pledged to Bank and the other Loan Documents. Notwithstanding anything contained in this Section 4.01(BB) to the contrary, Bank agrees to obtain a new appraisal of each Mortgaged Property securing an item of Mortgage Paper that is pledged to secure the Loan no more frequently than once in any twelve (12) month period. Borrower agrees that the limitation on appraisals set forth in the foregoing sentence shall only apply to each individual Mortgaged Property described in items of Mortgage Paper that are pledged to secure the Loan. Accordingly, Bank may obtain more than one appraisal in any twelve month period as a result of more than one Mortgaged Property being encumbered by items of Mortgage Paper that are pledged to secure the Loan at any given time.

First Amended and Restated Loan Agreement - Page - 16

(CC)	In consideration of UDF III executing and delivering to Bank its Guaranty, Borrower and UDF III have entered into a letter agreement (the “Letter Agreement”) wherein Borrower has agreed to pay UDF III a monthly credit enhancement fee equal to one twelfth (1/12th) of one percent (1%) of the outstanding principal balance of the Loan (the “UDF III Fee”). Borrower and Guarantors agree that the UDF III Fee and any liens securing the same are hereby subordinated and made inferior to the Loan and all liens and security interests now or hereafter securing the Loan. Borrower and Guarantors further agree that prior to the occurrence of an Event of Default, Borrower may pay, and UDF III may receive, the regularly scheduled monthly UDF III Fee as the same becomes due (the “Permitted Payments”). Borrower shall not prepay the UDF III Fee. Furthermore, upon the occurrence of an Event of Default, Borrower shall not pay, and UDF III shall not receive, any Permitted Payments or any other payment, or security for payment, in respect of the UDF III Fee and the Letter Agreement.

4.02  Survival. All of the covenants representations and warranties set forth in Section 4.01 shall survive until all Obligations are satisfied in full and there remain no outstanding Commitments hereunder; and, in the case of subparagraph 4.01 (M), such indemnity will remain in effect for so long as the risk of loss to be indemnified against exists.

Section V. Default

5.01  Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

(A)	(i) Borrower or Guarantors shall fail to pay when due any installment of principal or interest or fee payable hereunder or under the Note, Guaranties, or any of the other Loan Documents, and such failure to pay is not cured within five (5) days after written notice of same is sent to Borrower; provided, however, Bank shall not be required to furnish such notice more than two (2) times in any calendar year; or (ii) Borrower falls out of compliance with the Borrowing Base or Cash Collateral requirements as set forth in this Agreement;

(B)   Borrower or Guarantors shall fail to observe or perform any other obligation to be observed or performed by them hereunder or under any of the Loan Documents (which does not otherwise include the payment of the monetary obligations covered by Section 5.01(A) above), and such failure to observe or perform is not fully cured within twenty (20) days after written notice of same is sent to Borrower;

(C)	Borrower shall fail to pay any indebtedness due any third persons, and such failure shall continue beyond any applicable grace period, or Borrower shall suffer to exist any other event of default under any agreement binding Borrower;

(D)	Any financial statement, representation, warranty, or certificate made or furnished by or with respect to Guarantors or Borrower to Bank in connection with this Agreement, or as an inducement to Bank to enter into this Agreement, or in any separate statement or document delivered or to be delivered to Bank hereunder, shall be materially false, incorrect, or incomplete when made;

First Amended and Restated Loan Agreement - Page - 17

(E)	The dissolution of Borrower or Guarantor, or Borrower shall admit its inability to pay its debts as they mature or shall make an assignment for the benefit of itself or any of its creditors;

(F)	Proceedings in bankruptcy, or for reorganization of Borrower or Guarantors, or for the readjustment of any of their respective debts under the Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by Borrower or Guarantors and, except with respect to any such proceedings instituted by Borrower, shall not be discharged within thirty (30) days of their commencement;

(G)	The occurrence of a material adverse change in the financial condition of either Borrower or Guarantors;

(H)	The sale, transfer or assignment of any of the assets or properties of Borrower or Guarantors except for sales, transfers or assignments of individual assets or properties in the ordinary course of business and for equivalent value received;

(I)     A default in the payment of ad valorem taxes or other assessments due and owing against the underlying Mortgaged Property;

(J)    If Borrower grants a release or partial release of the lien of any Mortgage that constitutes Mortgage Paper pledged to Bank without Bank’s prior written consent (However, the mere act of Borrower quoting a payoff to a title company and committing to provide an executed partial release of lien in anticipation of a closing shall not constitute an Event of Default hereunder); and

(K)   If Borrower modifies, cancels, enforces, amends, or terminates any Mortgage Paper pledged to Bank without Bank’s prior written consent.

5.02  Acceleration. Immediately, at the option of Bank and without notice, upon the occurrence of an Event of Default all obligations, whether hereunder or otherwise, including without limitation the entire outstanding principal balance of the Note and all accrued but unpaid interest thereon, shall immediately become due and payable without further action of any kind.

5.03  Servicing Rights. Upon the occurrence of an Event of Default Bank will have the ability to take over and control all servicing rights for the Mortgage Paper pledged to Bank.

5.04   Remedies. After any acceleration of the maturity of the Note, as provided for in § 5.02, Bank shall have, in addition to the rights and remedies given it by this Agreement and the Loan Documents, all those allowed by all applicable laws or in equity, including, but without limitation, the Uniform Commercial Code.

5.05 Notice Letter. Immediately, at the option of Bank and without notice, upon the occurrence of an Event of Default Bank shall have the right to send the Notice Letter attached hereto as Exhibit “W” to each account debtor of Mortgage Paper pledged to Bank. Bank agrees that it will not mail the executed Notice Letter for each Mortgage Paper pledged to Bank until the occurrence of an Event of Default.

First Amended and Restated Loan Agreement - Page - 18

Section VI. Partial Release and Reassignment Agreements

6.01   Partial Release of Mortgage Paper. Bank may from time to time without obligation partially release its liens and security interests against the Mortgage Paper pledged to Bank, (i.e. Bank will reassign without warranty or recourse the Mortgage Paper) under the following agreements:

(i) no Event of Default is pending or threatened under the Loan Documents;

(ii)    such partial release is documented, recorded and otherwise accomplished without cost to Bank; and

(iii) such partial release does not (a) cause Borrower to be out of compliance with the Borrowing Base or any financial covenant set forth in this Agreement, or (b) otherwise cause an Event of Default to occur.

6.02. Release of Mortgage Paper. If the Loan is paid in full and Bank has no further obligation to make advances hereunder Bank will release its liens and security interests against the Mortgage Paper pledged to Bank, (i.e. Bank will reassign without warranty or recourse the Mortgage Paper).

6.03   Partial Release of Mortgages. Borrower and Guarantors acknowledge and agree that in order to obtain a partial release of the lien of the Mortgage from Bank, the minimum release prices the maker of the Eligible Mortgage Paper must pay to obtain a partial release of the lien of the Mortgage (the “Release Price”) must be of sufficient amount so as to keep Borrower in compliance with the Borrowing Base and that Bank must approve the Release Price as being of sufficient amount so as to keep Borrower in compliance with the Borrowing Base. If the Release Price is not of sufficient amount so as to keep Borrower in compliance with the Borrowing Base, as determined by Bank in its reasonable discretion, Borrower agrees to cause the Eligible Mortgage Paper to be modified to comply with the Release Price required by Bank, and such modification must be in form and content acceptable to Bank.

6.04   Partial Release of Cash Collateral. Bank will partially release to Borrower the portion of the Cash Collateral that exceeds forty percent (40%) of the outstanding principal balance of the Note after application of the Incremental Payoff Amount (defined below) (the “Partial Release of Cash Collateral”) upon satisfaction of the following requirements: (i) no Event of Default has occurred, nor will the consummation of the Partial Release of Cash Collateral cause an Event of Default; (ii) Borrower has paid down the outstanding principal balance of the Note in at least $2,000,000.00 increments (the “Incremental Payoff Amount”) on the date Borrower requests the Partial Release of Cash Collateral; and (iii) the amount of the remaining Cash Collateral is equal to or greater than forty percent (40%) of the outstanding balance of the Note in existence on the date Borrower requests the Partial Release of Cash Collateral (the foregoing requirements are collectively referred to herein as the “Cash Collateral Partial Release Requirements”). Bank shall have no obligation to release the Cash Collateral or any portion thereof if the Cash Collateral Partial Release Requirements are not met to Bank’s sole satisfaction. For clarification, once a Partial Release of Cash Collateral is granted by Bank, the Incremental Payoff Amount calculation shall start over at zero, irrespective of the amount that was paid down on the Note. For example, if the Note has been paid down by $5,000,000.00 before a Partial Release of Cash Collateral has been granted by Bank. The calculation of the $2,000,000.00 incremental payment shall start over at zero, irrespective of the fact that more than $2,000.000.00 as been paid down on the Note. In other words, the pay down amount is not cumulative for purposes of determining the Incremental Payoff Amount. The $2,000,000.00 minimum paydown increment resets each time a Partial Release of Cash Collateral has been granted by Bank.

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Section VII. Miscellaneous

7.01    Construction The provisions of this Agreement shall be in addition to those of any guaranty, security agreement, note, or other evidence of liability now or hereafter held by Bank, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent Bank from enforcing any or all other guaranty, pledge or security agreements, notes, or other evidences of liability in accordance with their respective terms.

7.02    Further Assurance. From time to time, Borrower and Guarantors will execute and deliver to Bank such additional documents as Bank may reasonably require to carry out the terms of this Agreement. Additionally, Borrower and Guarantors will furnish to Bank Financial Statements in form/content acceptable to Bank, as follows:

a. As soon as available, and in any event within thirty (30) days of filing same with the Internal Revenue Service, a true and correct copy of the annual federal income tax return of Borrower and Guarantors for the immediately preceding year, signed by Borrower and Guarantors.

b. As soon as available, and in any event within thirty (30) days of filing the same with the Securities and Exchange Commission, a true and correct copy of the annual 10-K report of Guarantors.

c. As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, beginning with the fiscal year of Borrower most recently ended, a copy of the annual internally prepared financial report of Borrower for such fiscal year containing contingent liabilities, balance sheets, statements of income and expenses, and statements of change in financial position as of the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and certified to Bank to be true and correct by Borrower. The financial statements delivered hereunder shall be prepared in conformity with generally accepted accounting principles consistently applied, and shall fairly and accurately state Borrower's financial condition (including all assets, liabilities and contingent liabilities).

d. As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantors, beginning with the fiscal year of such Guarantor most recently ended, a copy of the annual audited financial report of each Guarantor for such fiscal year, containing contingent liabilities, balance sheets, statements of income and expenses, and statements of change in financial position as of the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and certified to Bank to be true and correct by each Guarantor and audited by each Guarantor’s certified public accountant. The financial statements delivered hereunder shall be prepared in conformity with generally accepted accounting principles consistently applied, and shall fairly and accurately state Guarantor’s financial condition (including all assets, liabilities and contingent liabilities).

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e. As soon as available, and in any event within forty-five (45) days after December 31, March 31, June 30 and September 30 of each year, beginning June 30, 2014, a copy of the current financial report of Borrower and Guarantors for such calendar quarter and on a cumulative basis, containing contingent liabilities, balance sheets, statements of income and expenses, and statements of change in financial position as of the end of such quarter and for the cumulative period then ended, in each case setting forth in comparative form the figures for the preceding calendar quarter, all in reasonable detail and certified to Bank to be true and correct by Borrower and Guarantors, and reviewed by Borrower’s and Guarantors’ certified public accountant. The financial statements delivered hereunder shall be prepared in conformity with generally accepted accounting principles consistently applied, and shall fairly and accurately state Borrower's and Guarantors’ financial condition (including all assets, liabilities and contingent liabilities).

f. As soon as available, and in any event within forty-five (45) days after December 31, March 31, June 30 and September 30 of each year, beginning June 30, 2014, a true and correct copy of the quarterly 10-Q report of Guarantors filed with the Securities and Exchange Commission.

g. Within ten (10) days after the end of each calendar month, a status report on the Eligible Mortgage Paper containing the outstanding balance and payment history of each Eligible Mortgage Paper, and such other information as Bank may require, all in reasonable detail and certified to Bank to be true and correct by Borrower.

h. Within thirty (30) days after the end of each calendar month, a Borrowing Base Certificate certified by Borrower.

i. On January 1 of each year, beginning January 1, 2015, proof that all insurance policies are in effect on the underlying Mortgaged Property as required by the Loan Documents, in such amounts as Bank may require and showing Bank as a loss payee and an additional insured thereunder.

j. On or before January 31 of each year, evidence that all ad valorem taxes or other assessments due and owing against the underlying Mortgaged Property have been paid in full.

k. Promptly, such additional documents and information, including, but not limited to, supplementary financial statements concerning Borrower and Guarantors as Bank may reasonably require to carry out the terms of this Agreement and be informed of the status and affairs of Borrower and Guarantors (the “Additional Information”). The Additional Information provided by Guarantors to Bank shall be limited to the information that is set forth in all reports Guarantors file with the Securities and Exchange Commission.”

7.03    Enforcement and Waiver by Bank. Bank shall have the right at all times to enforce the provisions of this Agreement and the Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of Bank in refraining from so doing at any time or times. The failure of Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner modified or waived the same. All rights and remedies of Bank are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy. In the event and to the extent, if any, that Borrower is indebted to Bank under any obligation arising prior to the execution of this Agreement ( “Prior Indebtedness”), Borrower agrees that Borrower has no off-sets, defense or counterclaims to payment of the Prior Indebtedness.

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7.04    Future Advances Secured. The Mortgage Paper mentioned herein secures and enforces the payment of the Obligations including but not limited to all sums advanced by Bank to Borrower pursuant to the Note.

7.05 Expenses. Borrower will, on demand, reimburse Bank for all expenses, including the reasonable fees and expenses of legal counsel for Bank, incurred by Bank in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the Loan Documents and the collection or attempted collection of the Note. Furthermore, Borrower shall be responsible for all fees and costs associated with the foreclosure of its lien on any Mortgaged Property (“Foreclosure Costs”). Borrower agrees that the Foreclosure Costs may be paid directly by Bank out of the proceeds of the Loan.

7.06 Notices. Any notice, consent or other communication required or permitted to be given under any of the Loan Documents to Bank, Borrower or Guarantors must be in writing and delivered in person or mailed by registered or certified mail, return receipt requested, postage prepaid, as follows:

To: Borrower:	UDF IV Finance VI, L.P., a Delaware limited partnership
1301 Municipal Way, Suite 200
Grapevine, Texas 76051

To Guarantors:	United Development Funding III, LP, and
United Development Funding IV
1301 Municipal Way, Suite 200
Grapevine, Texas 76051

To Bank:	Community Trust Bank
Attention: Martin J. Noto, Jr.
3000 West 7th Street, Suite 120
Fort Worth, Texas 76107

or such other address as shall be set forth in a notice from the appropriate party given in compliance with this Section 7.06. Any such notice, consent or other communication shall be deemed given when delivered in person or, if mailed, when duly deposited in the United States mail.

7.07   Waiver Release and Indemnity by Guarantors and Borrower. To the maximum extent permitted by applicable laws, each of Guarantors and Borrower:

(A)   Waives (1) protest of all commercial paper at any time held by Bank on which Borrower is in any way liable; (2) except as the same may herein be specifically granted, notice of acceleration and of intention to accelerate; and (3) notice and opportunity to be heard, after acceleration before exercise by Bank of the remedies of self-help, set-off; or of other summary procedures permitted by any applicable laws or by any agreement with Guarantors or Borrower, and, except where required hereby or by any applicable laws, notice of any other action taken by Bank;

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(B)   Releases Bank and its officers, attorneys, agents, and employees from all claims for loss or damage caused by any act or omission on the part of any of them except for willful misconduct and gross negligence; and

(C)   Indemnifies Bank against any loss, claim, cost, damage or liability incurred by Bank in connection with or arising from any failure, breach or default of any statement, warranty, agreement, obligation or agreement of Borrower or Guarantors contained herein or made/delivered to Bank in connection herewith without regard to any act or omission of Bank and waives trial by jury.

7.08   Applicable Law. This Agreement is entered into and performable in Fort Worth, Tarrant County, Texas and shall be subject to and construed and enforced in accordance with the laws of the State of Texas.

7.09   Binding Effect. Assignment and Entire Agreement. This Agreement shall inure to the benefit of; and shall be binding upon, the respective successors and permitted assigns of the parties hereto. Borrower and Guarantors have no right to assign any of their respective rights or obligations hereunder without the prior written consent of Bank. This Agreement, including any Exhibits hereto, all of which are hereby incorporated herein by reference, and the other Loan Documents, constitute the entire agreement between the parties and may be amended only by a writing signed on behalf of each party.

7.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

7.12 Controlling Interpretation. The other Loan Documents delivered pursuant to or in connection with this Agreement shall supplement and be in addition to the terms and provisions of this Agreement. If an inconsistency of provisions should exist between any of the Loan Documents, the interpretation of such provision most favorable to Bank, as Bank shall determine in its sole discretion, shall control.

7.13    RELIEF FROM AUTOMATIC STAY. AS A MATERIAL INDUCEMENT AND AS FURTHER CONSIDERATION TO INDUCE BANK TO MAKE THE LOAN, BORROWER AND GUARANTORS HEREBY STIPULATE, AGREE, CONSENT TO AND ACKNOWLEDGE THAT IN THE EVENT THAT A PROCEEDING UNDER TITLE 11 OF THE U.S. CODE IS COMMENCED, EITHER VOLUNTARY OR INVOLUNTARY, BY OR AGAINST BORROWER OR GUARANTORS, BANK IS ENTITLED TO IMMEDIATE RELIEF FROM ANY AUTOMATIC STAY IMPOSED UNDER SECTION 362 OF TITLE 11 OF THE U.S. CODE, AS AMENDED, OR OTHERWISE, ON OR AGAINST THE EXERCISE OF THE RIGHTS AND REMEDIES OTHERWISE AVAILABLE TO BANK, WITHOUT REQUIRING BANK TO FILE A MOTION FOR RELIEF FROM THE AUTOMATIC STAY. IN ADDITION TO THE FOREGOING, BORROWER AND GUARANTORS FURTHER STIPULATE, AGREE AND ACKNOWLEDGE THAT NEITHER BORROWER NOR GUARANTORS SHALL OPPOSE OR OBJECT TO BANK’S MOTION FOR RELIEF FROM ANY AUTOMATIC STAY OR ANY VALUATION OF THE PROPERTY SUBJECT TO THE AUTOMATIC STAY CONDUCTED BY BANK.

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7.14  WAIVER OF JURY TRIAL. IN THE EVENT LITIGATION SHOULD ARISE OUT OF THE TRANSACTIONS CONTEMPLATED BY ANY OF THE LOAN DOCUMENTS OR ANY OTHER MATTER RELATED THERETO WHATSOEVER OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OR INACTIONS BY BANK, IT IS HEREBY STIPULATED AND AGREED BY BORROWER AND GUARANTORS THAT BORROWER AND GUARANTORS SHALL WAIVE AND DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ALL RIGHTS TO DEMAND A TRIAL OF ANY SUCH MATTER BY OR BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO COMMIT TO MAKE THE LOAN.

7.15 JURISDICTION, SERVICE OF PROCESS.

a.  ANY SUIT, ACTION OR PROCEEDING AGAINST BORROWER OR GUARANTORS WITH RESPECT TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT OF ANY THEREOF MAY BE BROUGHT IN THE DISTRICT COURTS OF TARRANT COUNTY, TEXAS OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, AS BANK (IN ITS SOLE DISCRETION) MAY ELECT, AND BORROWER AND GUARANTORS HEREBY ACCEPT THE NONEXCLUSIVE JURISDICTION OF THOSE COURTS FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING.

b.  IN ADDITION, BORROWER AND GUARANTORS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS BROUGHT IN THE STATE OF TEXAS, AND HEREBY FURTHER IRREVOCABLY WAIVE ANY CLAIM OF ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE DISTRICT COURTS IN TARRANT COUNTY, TEXAS THAT MAY HAVE BEEN BROUGHT IN THE INCONVENIENT FORUM. SHOULD ANY SUCH SUIT, ACTION OR PROCEEDING BE PENDING IN MORE THAN ONE FORUM, BANK’S CHOICE OF FORUM SHALL BE CONCLUSIVE.

7.16  BORROWER’S AND UDF IV’S INDEMNITY. EXCEPT FOR LIABILITY OR RESPONSIBILITY THAT IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BANK, BORROWER AND UDF IV SHALL INDEMNIFY, DEFEND, PROTECT AND HOLD HARMLESS BANK, BANK’S PARENTS, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, AGENTS, SUCCESSORS, AND ASSIGNS FROM AND AGAINST ANY AND ALL LIABILITIES, DAMAGES, LOSSES, COSTS, OR EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES), ACTIONS, PROCEEDINGS, CLAIMS OR DISPUTES INCURRED OR SUFFERED BY THE FOREGOING PARTIES SO INDEMNIFIED WHETHER OR NOT AS THE RESULT OF THE NEGLIGENCE OF ANY PARTY SO INDEMNIFIED, WHETHER VOLUNTARILY OR INVOLUNTARILY INCURRED OR SUFFERED, IN RESPECT OF THE FOLLOWING;

A.          ANY LITIGATION CONCERNING THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE MORTGAGE PAPER , THE COLLATERAL, OR THE CASH COLLATERAL, OR ANY INTEREST OF BORROWER, UDF IV, OR BANK THEREIN, WHETHER OR NOT ANY SUCH LITIGATION IS PROSECUTED TO A FINAL, NON-APPEALABLE JUDGMENT;

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B.          ANY DISPUTE, INCLUDING DISPUTES AS TO THE DISBURSEMENT OF PROCEEDS OF THE NOTE NOT YET DISBURSED, AMONG OR BETWEEN BORROWER, UDF IV, OR OTHER PARTNERS OR VENTURERS OF BORROWER IF BORROWER IS A GENERAL OR LIMITED PARTNERSHIP, OR AMONG OR BETWEEN ANY EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS OR MANAGERS OF BORROWER IF BORROWER IS A CORPORATION OR LIMITED LIABILITY COMPANY OR PARTNERSHIP, OR AMONG OR BETWEEN ANY MEMBERS, TRUSTEES OR OTHER RESPONSIBLE PARTIES IF BORROWER IS AN ASSOCIATION, TRUST OR OTHER ENTITY;

C.          ANY ACTION TAKEN OR NOT TAKEN BY BANK WHICH IS ALLOWED OR PERMITTED UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS RELATING TO BORROWER, UDF IV, THE MORTGAGE PAPER, THE COLLATERAL, THE CASH COLLATERAL, OR OTHERWISE IN CONNECTION WITH THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, THE PROTECTION OR ENFORCEMENT OF ANY LIEN, SECURITY INTEREST OR OTHER RIGHT, REMEDY OR RECOURSE CREATED OR AFFORDED BY THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS; AND

D.          ANY ACTION BROUGHT BY BANK AGAINST BORROWER OR UDF IV UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, WHETHER OR NOT SUCH ACTION IS PROSECUTED TO A FINAL, NON-APPEALABLE JUDGMENT.

BANK MAY EMPLOY AN ATTORNEY OR ATTORNEYS TO PROTECT OR ENFORCE ITS RIGHTS, REMEDIES AND RECOURSES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND TO ADVISE AND DEFEND BANK WITH RESPECT TO ANY SUCH ACTIONS AND OTHER MATTERS. BORROWER AND UDF IV SHALL REIMBURSE BANK FOR ITS ATTORNEYS’ FEES AND EXPENSES (INCLUDING EXPENSES AND COSTS FOR EXPERTS) IMMEDIATELY UPON DEMAND THEREFOR, WHETHER OR NOT AN ACTION IS ACTUALLY COMMENCED OR CONCLUDED. THE PROVISIONS OF THIS SECTION 7.16 SHALL SURVIVE REPAYMENT AND PERFORMANCE OF THE OBLIGATIONS, THE RELEASE OF THE LIENS AND SECURITY INTERESTS AGAINST THE MORTGAGE PAPER, THE COLLATERAL, AND THE CASH COLLATERAL, ANY FORECLOSURE (OR ACTION IN LIEU OF FORECLOSURE), THE TRANSFER BY BORROWER OF ANY OR ALL OF ITS RIGHT, TITLE AND INTEREST IN OR TO THE MORTGAGE PAPER, THE COLLATERAL, AND THE CASH COLLATERAL AND THE EXERCISE BY BANK OF ANY AND ALL REMEDIES SET FORTH HEREIN OR IN ANY OTHER LOAN DOCUMENT.

7.17 Amendment and Restatement. This Agreement amends, restates and supercedes the Original Loan Agreement.

THIS WRITTEN LOAN AGREEMENT (AND THE OTHER LOAN DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS. OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Borrower:
UDF IV Finance VI, L.P., a Delaware limited partnership
By: UDF IV Finance VI Manager, LLC, a Delaware limited

liability company, its General Partner

By: United Development Funding IV, a real estate investment trust organized under the laws of the State of Maryland, its Managing Member

By:
Hollis M. Greenlaw, Chief Executive Officer

Guarantors:
United Development Funding IV, a real estate investment trust organized under the laws of the State of Maryland

By:
Hollis M. Greenlaw, Chief Executive Officer

United Development Funding III, L.P., a Delaware limited partnership
By: UMTH Land Development, L.P., a Delaware limited partnership, its sole General Partner

By: UMT Services, Inc., a Delaware corporation, its sole General Partner

By:

Hollis M. Greenlaw, President

Bank:
Community Trust Bank

By:
(Signature)

(Printed Name and Title)

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